Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Jayud Global Logistics Limited on Form F-3 of our report dated April 26, 2024 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Jayud Global Logistics Limited as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023 appearing in the Annual Report on Form 20-F of Jayud Global Logistics Limited for the years ended December 31, 2022 and 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 24, 2024